SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) February 27, 2004


            TRANSTECH INDUSTRIES, INC.____________
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable





                                             Page 1 of 4 pages


Item 5.  OTHER EVENTS.

     As previously reported, on December 23, 1997, Transtech Industries, Inc. and certain of its wholly owned subsidiaries (the "Company") entered into four agreements which settled lawsuits related to the allocation of costs of remediation of the Kin-Buc Landfill and certain neighboring areas, located in Edison, New Jersey. One of the December 23, 1997 agreements (the "1997 Agreement") included the commitment of SCA Services, Inc. ("SCA"), and that of its affiliate, Waste Management, Inc. ("WMI"), to defend and indemnify the Company from certain liability for and in connection with the remediation of the Landfill and other areas pursuant to the Administrative Orders issued by the United States Environmental Protection Agency ("EPA") in September 1990 and November 1992. Pursuant to the 1997 Agreement, the Company agreed to allow SCA to claim against a portion of the proceeds, net of certain adjustments, arising from its litigation against its excess insurance carriers1. An escrow was established in February 2002 with a portion, $3.5 million, of the proceeds from the Company's October 2001 settlement of litigation against certain of its excess insurance carriers. The amount due SCA was to be calculated in accordance with the formula contained within the 1997 Agreement, and submitted to SCA for review and acceptance.

     A calculation of the amount due pursuant to the 1997 Agreement was presented to SCA during March 2002. SCA subsequently notified the Company of its objection to amounts utilized in such calculation, and claimed it was owed $3.5 million. Unable to resolve the disputed issues, the Company and SCA submitted the dispute regarding the amount due to an arbitrator for resolution during August 2002 in accordance with the terms of the 1997 Agreement. On February 6, 2004 the arbitrator issued a final decision, finding in favor of SCA and awarded SCA $3.5 million.

     On February 24, 2004 the Company commenced two separate actions in an attempt to either overturn or modify the arbitrator's award. The first action entailed the filing of a civil complaint in the United States District Court for the District of New Jersey, entitled Transtech Industries, Inc. v. SC Holdings, Inc.. SC Holdings, Inc. is the alleged corporate successor to SCA. The second action was the filing of a motion under an existing case in the United States District Court for the District of New Jersey entitled Transtech Industries, Inc., et al. vs. A&Z Septic Clean, et al. (Civil Action No. 2-90-2578(HAA)) under which claims related to the 1997 Agreement had been addressed. The Company cannot predict the outcome of the two actions; i.e. if the actions will successfully affect the arbitrator's award.

_______________________________
     1 Superior Court of New Jersey, Middlesex County, entitled Transtech Industries, Inc. et al. v. Certain Underwriters at Lloyds et al., Docket No. MSX-L-10827-95

     In a related matter, SC Holdings, Inc. advised the Company that it has filed suit against the Company in an attempt to compel the Company to authorize the release of the $3.5 million from an escrow account. No further information is currently available with respect to this suit.

Press Release

     See the following press release dated February 27, 2004 announcing the initiation of the two actions:

   TRANSTECH INDUSTRIES, INC. ANNOUNCES ACTIONS TO CHALLENGE ARBITRATION AWARD

     PISCATAWAY, N.J., February 27, 2004- Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (the "Company")(OTC BULLETIN BOARD:TRTI) announced that the Company has initiated two actions in an attempt to either vacate or modify an arbitrator's $3.5 million award to SCA Services, Inc. ("SCA"). This award was the subject of the Company's press release dated February 11, 2004. The Company cannot predict the outcome of the two actions; i.e. if the actions will successfully affect the arbitrator's award.

     In a related matter, SC Holdings, Inc., the alleged successor to SCA, advised the Company that it has filed suit against the Company in an attempt to compel the Company to authorize the release of the $3.5 million from an escrow account. As previously reported, the escrow was established in 2002 with a portion of the proceeds from the Company's October 2001 settlement of litigation against certain of its excess insurance carriers.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.



                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         TRANSTECH INDUSTRIES, INC.
                         (Registrant)


                         By: /s/ Andrew J. Mayer, Jr.
                            Andrew J. Mayer, Jr., Vice
                            President-Finance, Chief
                            Financial Officer and
                            Secretary

Dated:  February 27, 2004